Exhibit 99.1

Thijs Spoor Appointed Chairman of the Board of FluoroPharma Medical, Inc.

Montclair June 15, 2012 (GLOBE NEWSWIRE) -- FluoroPharma Medical, Inc. (OTCBB:FPMI), a company specializing in the development of  novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, is pleased to announce the appointment of Thijs Spoor, to the position of Chairman of the Board.  Mr. Spoor will assume the role formerly held by Dr. David Elmaleh, who has left the company. Mr. Spoor will also continue as President and CEO.

Mr. Spoor was appointed President and CEO of FluoroPharma Inc. on September 15, 2010.  He was previously CFO for Sunstone BioSciences. Prior to joining Sunstone BioSciences, he worked as a consultant at Oliver Wyman focusing on pharmaceutical and medical device companies. Mr. Spoor has also been an equity research analyst at J.P. Morgan and Credit Suisse covering the Biotechnology and Medical Device industries. Mr. Spoor worked in the pharmaceutical industry, spending 10 years with Amersham / GE Healthcare where he oversaw the nuclear cardiology portfolio and most recently as the Director of New Product Opportunities leading the PET strategic plan.

Mr. Spoor holds a Nuclear Pharmacy degree from the University of Toronto as well as an M.B.A. from Columbia University with concentrations in finance and accounting.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through advanced imaging products that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

The Company's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents for the efficient detection and assessment of acute and chronic forms of coronary artery disease (CAD). FluoroPharma is advancing two products in clinical trials for assessment of acute and chronic forms of coronary disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico. For more information on the Company, please visit: www.fluoropharma.com

CONTACT:
Carol J. Perlman
cperlman@fluoropharma.com
917-592-9260